EXHIBIT 99.2

Enochian BioSciences Awarded U.S. Patent For Its Promising Oncology Platform

Initial, Pre-Clinical Animal Study Results Show Potential To Effectively Treat Pancreatic Cancer

LOS ANGELES October 17, 2022 (NASDAQ: ENOB)—Today, Enochian BioSciences (the Company) announced that it was awarded a U.S. patent for its proprietary cancer treatment platform that could potentially be used to induce life-long remission from some of the world’s deadliest solid tumors.

In addition, Dr. Anahid Jewett, professor and director of tumor immunology laboratory at UCLA, a leader in the field, performed key proof-of-concept preclinical animal and laboratory studies of the Company’s product candidate to treat pancreatic cancer in humanized mice model of hu-BLT (ENOB-DC-11) that have yielded positive and promising results (Link to Investor Deck.) Additional IND-enabling studies are in progress. If results remain positive, the Company believes it will potentially submit a Pre-IND application to the FDA by early- to mid-2023, followed by IND submission and human trials planned for the end of 2023 or early 2024.

The Company hopes to expand its oncology treatment platform to product candidates that could include triple-negative breast cancer, glioblastoma, and/or renal cell carcinoma.

“We are incredibly excited to have been awarded this patent for Enochian’s allogeneic cell and gene therapy cancer treatment platform, especially following promising early study results,” said Enochian’s CEO Dr. Mark Dybul. “This technology could be transformative for oncology and for treating some of the world’s deadliest cancers, including pancreatic cancer, which has a five-year survival rate of just five to ten percent. Because there are few therapeutic options, we hope to pursue Fast-Track designation to potentially help accelerated access for persons with pancreatic cancer. We are fully committed to continued research and development of this platform as rapidly as possible as our lead product candidate.”

Enochian’s lead oncology collaborator Dr. Anahid Jewett said, “Early results from my studies have been very promising, and I look forward to continuing this important research with Enochian in hopes of developing potentially curative cancer treatment therapies. I believe we have the opportunity to further optimize this novel treatment modality and substantially improve the already exciting positive results in the near term. As my research with Enochian BioSciences on pancreatic cancer progresses, I anticipate broadening the scope to other potential oncological applications that are not adequately addressed with current standard of care.”

The Company’s initial preclinical studies are examining the in vitro and in vivo effectiveness of the platform, which utilizes allogeneic cell therapy as part of a therapeutic vaccination platform, in treating pancreatic cancer. Specifically, the platform uses gene-enhanced, antigen-presenting dendritic cells to stimulate a patient’s immune response that targets cancer cells thereby eradicating solid tumors. Results from these initial preclinical studies are very encouraging. Using an innovative humanized mouse model to study pancreatic cancer developed by Dr. Jewett, early results demonstrate promising, substantial tumor size reduction, which correlates well with an enhanced immune response. In the model, that was published in a peer-reviewed scientific journal, pancreatic tumor cells are implanted in a mouse bred to have an immune response similar to humans. Using the same model, Dr. Jewett’s research shows that the product candidate for pancreatic cancer reduced tumor weight in humanized mice by upwards of 75 percent and reduced tumor volume in humanized mice by more than 85 percent. The reduction in size and volume correlated with strong, enhanced immune responses to the tumor.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: enob@pentagroup.co

Source: Enochian Biosciences

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